Exhibit 99.1

Vestis Retail Group Announces Overwhelming Stockholder Support for its Tender Offer for Sport Chalet Stock

Vestis Extends Its Tender Offer for Sport Chalet Stock at $1.20 per Share, Deferring 13% Price Reduction

Sport Chalet Intends to File Preliminary Proxy Statement

MERIDEN, CT and LA CAÑADA, CA — August 4, 2014 — Vestis Retail Group, LLC (“Vestis”) and its wholly owned subsidiary, Everest Merger Sub, Inc. (“Merger Sub”), announced today that the number of shares of Class A and Class B common stock (the “Shares”) of Sport Chalet, Inc. (“Sport Chalet”) tendered by the initial expiration date of its previously announced cash tender offer (the “Offer”) that was launched pursuant to the previously announced merger agreement among Vestis, Merger Sub and Sport Chalet, together with the Shares that Vestis has separately agreed to purchase from Sport Chalet’s founding family members (the “Family Shares”), represent approximately 93.5% of the outstanding Class A shares and 84.49% of the outstanding Class B shares. Given this overwhelming stockholder support for the Offer and the fact that less than 80,000 additional Class B shares are needed to be tendered in the Offer to allow Vestis and Merger Sub to consummate a merger with Sport Chalet promptly following the consummation of the Offer, Vestis has amended the terms of and extended the Offer at $1.20 per Share, rather than taking immediate advantage of its right to allow the offer price to decrease to $1.04 per Share in accordance with the previously announced terms of the Offer.

The amended terms allow the current offer price of $1.20 per Share to remain in effect until 12:00 midnight, New York City time, at the end of August 15, 2014 (the “Extended Expiration Time”). If the total number of Shares tendered in the Offer prior to the Extended Expiration Time (together with the Family Shares and shares issued pursuant to the “top-up” option pursuant to the merger agreement) do not constitute at least 90% of each class of Shares of Sport Chalet on a fully diluted basis (the “90% Threshold”), the price to be paid to stockholders in the Offer will automatically fall by 13% to $1.04 per Share.

As soon as possible after the consummation of the Offer, Vestis and Merger Sub intend to acquire all Shares not acquired in the Offer pursuant to a second-step merger (the “Merger”). Tendering stockholders will receive consideration for their Shares at the closing of the Offer. Non-tendering stockholders will receive the same consideration for their Shares as paid for Shares tendered in the Offer (subject to the exercise of appraisal rights), but will not receive this consideration until after the Merger is consummated. If the 90% Threshold is not met by the Extended Expiration Date, the delay between the closing of the Offer and the time that non-tendering stockholders receive payment for their Shares will be significantly longer.

The Offer, and the deadline for reaching the 90% Threshold, was previously scheduled to expire at 12:00 midnight, New York City time, at the end of August 1, 2014 (the “Initial Expiration Time”).

The Offer extension provides Sport Chalet stockholders an additional ten business days to tender their Shares and receive $1.20 per Share in the Offer. If the 90% Threshold is not met by the Extended Expiration Time, all stockholders, including tendering stockholders, will receive $1.04 per Share in the Offer or the Merger (subject to the exercise of appraisal rights).

As of the Initial Expiration Time, approximately 4,026,659 Class A shares and 1,375,742 Class B shares had been validly tendered and not withdrawn in the Offer. Such tendered Shares, when combined with the Family Shares, represent approximately 93.5% of the outstanding Class A shares and 84.49% of the outstanding Class B shares.

The amended terms of the Offer have been made pursuant to an amendment to the previously announced Agreement and Plan of Merger (the “Merger Agreement”) by and among Vestis, Everest Merger Sub, Inc. (“Merger Sub”) and Sport Chalet, which will be filed with the Securities and Exchange Commission (“SEC”) and will be available on the SEC’s website at www.sec.gov.

In addition, Sport Chalet today announced its intention to file a preliminary proxy statement with the SEC with respect to a special meeting of the Sport Chalet stockholders at which such stockholders would vote to approve the Merger Agreement and the Merger. The special meeting would only be held in the event that the 90% Threshold described above is not achieved prior to the Extended Expiration Time. At the special meeting, which will occur following consummation of the Offer, Vestis and Merger Sub will own Shares representing voting power sufficient to approve the Merger on their own and Vestis and Merger Sub have committed to vote all of their Shares in favor of the approval of the Merger.

Questions regarding the Offer should be directed to Georgeson, Inc., the information agent for the Offer, at the number listed below.

Notice to Investors

This press release and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Sport Chalet. Vestis has filed with the SEC a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal, and other documents relating to the Offer and Sport Chalet has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer. Vestis and Sport Chalet have mailed these documents to stockholders of Sport Chalet. These documents contain important information about the Offer and stockholders of Sport Chalet are urged to read them carefully. Stockholders of Sport Chalet are able to obtain a free copy of these documents and other documents filed by Sport Chalet with the SEC at www.sec.gov. In addition, stockholders are able to obtain a free copy of these documents from Georgeson Inc. or from Vestis.

Additional Information about the Merger and Where to Find It

In connection with the proposed transaction, Sport Chalet will file a proxy statement with the SEC. Additionally, Sport Chalet will file other relevant materials with the SEC in connection with the proposed acquisition of Sport Chalet pursuant to the terms of the Merger Agreement. The materials to be filed by Sport Chalet with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. After Sport Chalet’s filing thereof, investors and stockholders will also be able to obtain free copies of the proxy statement from Sport Chalet by contacting the Investor Relations department at One Sport Chalet Drive, La Canada, California 91011, telephone number (818) 949-5300. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER.

Sport Chalet and its respective directors, executive officers and other members of their management and employees, under the SEC rules, may be deemed to be participants in the solicitation of proxies of Sport Chalet’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Sport Chalet’s executive officers and directors in the solicitation by reading Sport Chalet’s proxy statement for its 2013 annual meeting of stockholders, the Annual Report on Form 10-K for the fiscal year ended March 30, 2014, and the proxy statement and other relevant materials which may be filed with the SEC in connection with the transaction when and if they become available. Information concerning the interests of Sport Chalet’s executive officers and directors, which may, in some cases, be different than those of Sport Chalet’s stockholders generally, will be set forth in the proxy statement relating to the transaction when it becomes available.

About Sport Chalet

Sport Chalet is a premier, full service specialty sporting goods retailer featuring the industry’s top sports brands in apparel, footwear, and sports equipment. Founded in 1959 by Norbert Olberz, the company has 50 stores in Arizona, California, Nevada and Utah; an online store at www.sportchalet.com; and a Team Sales division; and offers more than 50 specialty services for the sports enthusiast, including online same day delivery, climbing, backcountry skiing, ski mountaineering, avalanche education, and mountain trekking instruction, car rack installation, snowboard and ski rental and repair, Scuba training and certification, Scuba boat charters, gait analysis, baseball/softball glove steaming and lacing, racquet stringing, and bicycle tune-up and repair at its store locations. For more information, visit Sport Chalet at www.sportchalet.com.

About Vestis Retail Group

Based in Connecticut, Vestis Retail Group, LLC was formed by Versa Capital Management, LLC and encompasses Bob’s Stores (Bob’s) and Eastern Mountain Sports (EMS). Bob’s is a 60-year-old, award-winning Northeastern retailer of value-oriented footwear, apparel and work wear. EMS is the second largest U.S. multi-channel retailer of human-powered outdoor sports apparel and equipment with stores in the Northeastern and Mid-Atlantic states. More information is available at www.bobstores.com and www.ems.com.

About Versa Capital Management

Based in Philadelphia, PA, Versa Capital Management, LLC is a private equity investment firm with more than $1.4 billion of assets under management focused on control investments in special situations involving middle market companies where value and performance growth can be achieved through enhanced operational and financial management. Versa’s portfolio includes retailers Avenue Stores, EMS and Bob’s Stores; restaurants such as Black Angus Steakhouses; community newspapers under Civitas Media; and manufacturers that service a variety of industries. More information can be found at www.versa.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies and members of their senior management teams. These forward-looking statements involve significant risks and uncertainties, including those discussed below and others that can be found in Sport Chalet’s Form 10-K for the year ended March 30, 2014, and in any subsequent periodic reports from Sport Chalet on Form 10-Q and Form 8-K. Vestis and Sport Chalet are providing this information as of the date of this news release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. Forward-looking statements can be identified by the use of words such as “will,” “could,” “should,” “may,” “anticipate,” “expect,” “intend,” “estimate,” “believe,” “project,” “plan,” “potential,” “continue,” or other similar expressions.

Forward-looking statements include, without limitation, statements regarding business combinations and similar transactions, prospective performance and opportunities, and the outlook for Vestis’s and Sport Chalet’s businesses, performance and opportunities; the expected timing of the completion of the transactions contemplated by the Merger Agreement; the ability to complete the transactions considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties regarding the two companies’ ability to integrate successfully; uncertainties as to the timing of the Offer and the second-step merger (the “Merger”); uncertainties as to how many of Sport Chalet’s stockholders will tender their stock in the Offer; the possibility that competing offers will be made; the failure of Sport Chalet’s stockholders to approve the Merger; the failure to complete the Offer or the Merger in the timeframe expected by the parties or at all; the possibility that various closing conditions for the transactions may not be satisfied or waived; Sport Chalet’s ability to maintain relationships with employees, customers, or suppliers; the negative effect of the economic downturn and the lack of winter weather on the Sport Chalet’s sales; limitations on borrowing under Sport Chalet’s credit facilities; Sport Chalet’s ability to control operating expenses and costs; the competitive environment of the sporting goods industry in general and in Sport Chalet’s specific market areas; the challenge of maintaining Sport Chalet’s competitive position; Sport Chalet’s ability to maintain the growth of its Team Sales Division and online business; Sport Chalet’s ability to regain or subsequently maintain compliance with the requirements for continued listing of its common stock; and changes in costs of goods and services. These and other risks are more fully described in Sport Chalet’s filings with the SEC.

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Information Agent:

Georgeson Inc.

866.856.6388

Sport Chalet Contact:

Steve Teng

investorrelations@sportchalet.com

818.949.5300 ext. 5728

Versa and Vestis Contacts:

Chuck Dohrenwend, 212.371.5999, cod@abmac.com

Rivian Bell, 213.630.6550, rlb@abmac.com

Abernathy MacGregor